Exhibit 99.2

C&D TECHNOLOGIES, INC.
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                                                         1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:  215-619-2700
Shareholder Contacts:
Ian J. Harvie of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253

                              FOR IMMEDIATE RELEASE

       C&D Technologies Promotes Leonard Kiely to Chief Operating Officer

BLUE BELL, Pa., December 4, 2007 -- C&D Technologies, Inc. ("C&D") (NYSE: CHP) today announced the promotion of Leonard Kiely to the role of Chief Operating Officer.

"Since joining C&D in June of 2006, Leonard has led the company's Power Systems Division as Vice President and General Manager," said Dr. Jeff Graves, President and CEO of the company. "In this role, Leonard has effectively developed C&D's cost reduction strategy that will deliver over $30 million in savings during this year and next. In addition, Leonard has led C&D's sales efforts to new heights through an extremely difficult period of rapidly rising lead costs, and expanded the company's new product pipeline with a strong focus on battery technology. Under Leonard's leadership, C&D has grown sales sequentially in all but one quarter for the last two years, while successfully implementing new pricing methods into C&D's contracts with key customers to allow for future recovery of lead costs." Dr. Graves concluded, "Leonard's efforts since joining C&D have provided the foundation required to maintain and to extend the company's leadership position in Standby Power in the years to come as the Company now focuses its full attention on its core business."

Prior to joining C&D, Leonard held key P&L leadership positions at Precision Castparts Corporation (NYSE: PCP), SPS Corporation, and Raychem Corporation. From this background, Leonard brings a disciplined operations leadership style to C&D Technologies, with a focus on planning and execution that is essential to C&D's future success.

About C&D Technologies:
C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS) as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:
This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2007, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company's actual results to differ materially from those expressed in any forward- looking statements made herein.

SOURCE C&D Technologies, Inc.